Exhibit 99.1

Nemaura Medical Announces Order for 200,000 sugarBEAT® Sensors

Based on the success of the soft launch in the U.K., the Company is advancing discussions for joint launches in Germany, Saudi Arabia and UAE

Loughborough, England – May 5, 2021 (GlobeNewswire) – Nemaura Medical, Inc. (NASDAQ: NMRD) (“Nemaura” or the “Company”), a medical technology company focused on developing and commercializing non-invasive wearable diagnostic devices and supporting personalized lifestyle coaching programs, today announced receipt of a purchase order for 5,000 sugarBEAT® transmitters and 200,000 sugarBEAT® sensors from its U.K. licensee, DB Ethitronix Ltd, with an additional rolling monthly purchase order forecast for the next 24 months of 15,000 transmitters and 2.1 million sensors, with an option to increase volumes based on customer response.

This order follows positive feedback from DB Ethitronix’s soft launch of the sugarBEAT® non-invasive glucose monitoring (CGM) device in the U.K.  DB Ethitronix has established a subscription service for diabetes management supported by the sugarBEAT® technology.  User feedback has been extremely positive due to the fact that sugarBEAT® is the only daily-wear glucose monitoring device in the world that gives users the flexibility to monitor their glucose levels according to their own schedule, resulting in lowered costs to the end user. Based on the success of the soft launch in the U.K., the Company is advancing discussions for joint launches in Germany, Saudi Arabia and UAE.

“SugarBEAT® along with the adaptions provided by proBEAT® and the resulting BEAT® diabetes program, are a culmination of 10 years of research, development and human trials. We believe our technology is ground-breaking and represents a paradigm shift in the way persons with diabetes can manage their condition. We believe we have a critical first mover advantage with a product that is easier to use, more flexible and more cost-effective than existing technologies. We are not aware of any product of a similar nature in clinical studies or that has been submitted for regulatory approval,” said Nemaura CEO Dr. Faz Chowdhury.  “As a result, we are very optimistic about our ability to drive sales and increase market share in Europe and ultimately the U.S. and elsewhere. We believe our device has the potential to significantly change the way people prevent, manage, and even possibly reverse Type 2 diabetes.”

He also added, “As we have previously iterated, it has always been Nemaura’s strategic objective to prove our technology before embarking on a scalable growth plan. This strategy has proved effective in allowing us to optimize cost management while focusing on building a high quality commercially viable product. We have now reached a key inflection point and are preparing for a major pivot to accelerate the commercialization of the sugarBEAT® platform.”

“We have been able to bring together an easy-to-use digital patient care App, powered by a unique needle-free device for monitoring glucose fluctuations, MySugarWatch®, at a time when there is increased awareness of the risks associated with Type 2 diabetes and diabetes-related COVID-19 risks,” said Dr. Dallas Burston, CEO of DB Ethitronix Ltd., the exclusive licensee for the sugarBEAT® technology platform in the U.K.

In preparation for the worldwide commercialization of SugarBEAT® the Company expects to:

•         Commence delivery of the sugarBEAT® transmitters and sensors to our U.K. licensee

•         Establish distribution channels in additional European territories, the U.S., and the Middle East

•         Enhance production capabilities through key partnerships

•         Focus on building a world-class sales and marketing team and strategy

About Nemaura Medical, Inc.

Nemaura Medical Inc. is a medical technology company developing and commercializing non-invasive wearable diagnostic devices.  The company is currently commercializing sugarBEAT® and proBEAT™.  sugarBEAT®, a CE mark approved Class IIb medical device, is a non-invasive and flexible continuous glucose monitor (CGM) providing actionable insights derived from real time glucose measurements and daily glucose trend data, which may help people with diabetes and pre-diabetes to better manage, reverse, and prevent the onset of diabetes.  Nemaura has submitted a PMA (Premarket Approval Application) for sugarBEAT® to the U.S. FDA.  proBEAT™ combines non-invasive glucose data processed using artificial intelligence and a digital healthcare subscription service and has been launched in the U.S. as a general wellness product as part of its BEAT®diabetes program.

The Company believes that it sits at the intersection of the global Type 2 diabetes market that is expected to reach nearly $59 billion by 2025, the $50+ billion pre-diabetic market, and the wearable health-tech sector for weight loss and wellness applications that is estimated to reach $60 billion by 2023.

For more information, please visit www.NemauraMedical.com.

Cautionary Statement Regarding Forward-Looking Statements:

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, the launch of proBEAT™ in the US, risks related to regulatory status and the failure of future development and preliminary marketing efforts, Nemaura’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Nemaura and its partners’ ability to develop, market and sell proBEAT™, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to both proBEAT™ digital health, and sugarBEAT®. There can be no assurance that the company will be able to reach a part of or any of the global market for CGM with its products/services. The FDA reserves the right to re-evaluate their decision that proBEAT™ qualifies as a general wellness product should it become aware of any issues such as skin irritation or other adverse events from the device, as well as any misuse impacting patient safety, and any other reason as the FDA may see fit at its discretion to determine the product does not fit the definition of a general wellness product. These and other risks and uncertainties are identified and described in more detail in Nemaura’s filings with the United States Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the most recently completed fiscal year, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Nemaura undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Jules Abraham
CORE IR
917-885-7378
julesa@coreir.com